EXHIBIT 16.1

(Ernst & Young LLP Letterhead)

May 8, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 8, 2002, of Intellicorp, Inc. and are in agreement with the statements contained in Item 4a paragraphs i, ii, iv, v and vi on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Ernst & Young LLP

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